Exhibit 99.1

[LOGO OF DURASWITCH]

NEWS RELEASE: Oct. 30, 2003	Contact:	Heather Beshears
Vice President, Corporate Communications
Duraswitch Industries, Inc.
Tel: 480.586.3357
heather@duraswitch.com

DURASWITCH ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

PHOENIX, Ariz. (Oct. 30, 2003) – Duraswitch (NASDAQ: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter and nine months ended Sept. 30, 2003.

Highlights for the quarter:

–	Quarter over quarter and sequential revenue growth

–	55% reduction in net loss and 47% decrease in operating expenses for the quarter compared to the third quarter 2002

–	Lower cash use, finished quarter with $4.7 million cash

–	Record quarter for licensee projects with 31 new design reviews

Duraswitch reported a net loss of $476,000, or $0.05 per share, for the third quarter of 2003, compared to a net loss of $1.1 million, or $0.11 per share for the third quarter of 2002. Revenue for the third quarter of 2003 included $193,000 in licensing revenue, which generated a gross profit of $162,000. For the comparable period in 2002, revenue included $150,000 in licensing revenue, which generated a gross profit of $141,000.

For the nine months ended Sept. 30, 2003, Duraswitch’s net loss was $2.0 million or $0.21 per share compared to a net loss of $3.6 million, or $0.37 per share for the same period in 2002. Revenue for the nine-month period ended Sept. 30, 2003 included $513,000 in licensing revenue, which generated a gross profit of $452,000. Revenue for the comparable nine-month period in 2002 included $573,000 in licensing revenue and $25,000 in product revenue, which generated a gross profit of $531,000.

Gross margin (gross profit as a percentage of sales) was 84% for the third quarter and 88% for the nine-month period. Margins vary depending on the mix of different technologies used by licensees. Duraswitch receives a per-switch royalty as licensees use Duraswitch technologies in their customers’ products.

Operating expenses for the quarter ended Sept. 30, 2003 were $648,000, a 47% reduction from the same period in 2002. For the nine-month period, operating expenses decreased 41% to $2,474,000 in 2003 from $4,206,000 in the same period in 2002. The decrease was primarily a result of cost-cutting initiatives which were implemented in 2002 and continued in the first half of 2003. Duraswitch’s cash position at Sept. 30, 2003 was $4.7 million and the company has no debt.

Commenting on the quarter, Bob Brilon, Duraswitch CEO, said, “This quarter marked another record quarter for application design reviews. This is particularly exciting because third quarter has historically been one of the slowest for us. Thirty-one new designs were submitted in the last three months, compared to 5 in the third quarter last year. We are very pleased to see our licensees continue to push forward in key markets and further that success in new markets.”

A design review is generally the step before a product goes to prototype and production. Some of the specific projects that Duraswitch licensees won during the third quarter include vending machines, coffee machines, barcode scanners, medical lasers, military field phones, dental x-ray control panels, home automation, animal training equipment, forklift monitoring systems, and traffic control signs. The majority of these projects are still in initial production stages. Design reviews during the quarter also included five new projects using the thiNcoder® rotary switch technology and one using MagnaMouse™ multi-directional technology.

“The majority of our licensing revenue to date has been from the PushGate® pushbutton technology. We believe that revenue in the short term will continue to be primarily from the PushGate, but these new designs show initial implementation of other technologies within our portfolio,” Brilon continued.

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Duraswitch Announces Third Quarter Financial Results – 2

Duraswitch executed three new licenses in the third quarter: OXI, a membrane switch manufacturer based in Italy, Ishii Hyoki, Duraswitch’s first Japan-based licensee, and Rafi, one of the largest switch manufacturers in Germany. Year-to-date, Duraswitch has broadened its licensee base with 7 new licensee partners.

“It is gratifying to see progress on key metrics for our growth – increasing use of our technologies in a wide range of applications and broadening our reach worldwide by licensing high-quality manufacturers. At the same time, high-volume usage of our technologies, and the resulting revenue ramp, has not happened as quickly. We implemented cost-cutting measures and are focusing our efforts on the commercialization of our technologies through licensees. The results of those measures are evident this quarter as we were able to reduce our net loss by 55% and lower our cash use. It has been difficult for us to accurately predict top-line growth, but one known factor going in to 2004 is minimum royalty payments from our exclusive license with Delphi, totaling $12 million during 2004-2007. We have an increasing pipeline of new designs, many of which have not gone into full production. We have a scalable licensing model and will continue to work to capitalize on that infrastructure and the network of partners we have built,” said Brilon.

About Duraswitch

Duraswitch is an innovator in the design and development of electronic switch technologies. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with licensees’ marketing and manufacturing capabilities to commercialize the technologies for a wide range of commercial and industrial controls. Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding potential production and revenue based on increasing design wins through licensees and our licensees’ ability to successfully market and manufacture products using our technologies. Risks and uncertainties that could cause results of operations to differ materially from those projected including lack of market acceptance of our products, underestimating the amount of licensing sales that we would need to cover our expenses and therefore underestimating the length of time it will take to develop enough licensing sales to create a net profit, unexpected expenses relating to protecting our intellectual property and increased sales and marketing expenses and other uncertainties, are described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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DURASWITCH INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2003	2002	2003	2002
NET REVENUE:
Licensing	$192,863	$150,164	$513,135	$572,508
Product	—	—	—	24,675

Total net revenue	192,863	150,164	513,135	597,183

COST OF GOODS SOLD:
Licensing	30,874	9,248	61,450	66,494
Product	—	—	—	—

Total cost of goods sold	30,874	9,248	61,450	66,494

Gross profit	161,989	140,916	451,685	530,689

OPERATING EXPENSES:
Selling, general and administrative	488,955	627,933	1,710,054	2,192,491
Research and development	159,083	606,159	763,972	2,013,588

Total operating expenses	648,038	1,234,092	2,474,026	4,206,079

LOSS FROM OPERATIONS	(486,049)	(1,093,176)	(2,022,341)	(3,675,390)
OTHER INCOME – Net	10,255	32,251	678	125,306

NET LOSS	$(475,794)	$(1,060,925)	$(2,021,663)	$(3,550,084)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.05)	$(0.11)	$(0.21)	$(0.37)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,569,385	9,534,195	9,595,870	9,531,880

CONDENSED CONSOLIDATED BALANCE SHEET DATA
	September 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$4,681,060	$7,036,959
Total assets	6,904,073	9,502,129
Total stockholders’ equity	$4,878,320	$6,857,333